Exhibit 10.2

OPTION FINANCING AGREEMENT

THIS AGREEMENT is dated effective as of September 26, 2016

BETWEEN:

ASHBURTON VENTURES INC., a company existing under the laws of the Province of British Columbia.

(“ABR” or the “Optionor”)

AND:

MANITOBA MINERALS PTY LTD, a company existing under the laws of the Commonwealth of Australia.

(“MMPL” or the “Optionee”)

WHEREAS:

A. the Optionor and Strider Resources Limited (“Strider”) entered into an option agreement dated effective April 21, 2016 (the “Strider Agreement”) attached hereto as Schedule “A”, whereby Strider irrevocably granted to the Optionor two (2) exclusive and separate rights and option to acquire undivided legal and beneficial interests in the Property (as defined below) free and clear from all Liens (as defined below), charges and claims of others, as follows: (a) an undivided one-hundred per cent (100%) interest in the Property (the “First Option”); and (b) an undivided fifty per cent (50%) interest in the NSR (as defined below), in addition to the undivided one-hundred percent ( 100%) interest in the Property that may be acquired under the First Option (the “Second Option”, and together with the First Option, the “ABR Options”);

B. upon the exercise of the ABR Options in accordance with the terms of the Strider Agreement, Strider shall be deemed to transfer to ABR the following: (i) a I00% undivided beneficial interest in the Property; and (ii) an undivided 50% interest in the NSR;

C. ABR and Colleville Management Pty Ltd (then named Manitoba Minerals Pty Ltd) entered into a heads of agreement on April 26, 2016, which heads of agreement was assigned to MMPL on, or about, 11 May 2016 (as assigned, the “Heads of Agreement”), and which Heads of Agreement sets out the general terms pursuant to which MMPL agreed to finance ABR’s obligations under the Strider Agreement in exchange for the right to be granted the MMPL Option (as defined below);

D. the parties wish to enter into this Agreement to supersede the Heads of Agreement and to provide for the grant, subject to in all respects and conditional upon the exercise by the Optionor of the First Option, by the Optionor to the Optionee of options for the Optionee to acquire: (i) an initial 80% undivided registered and beneficial interest in the Property and the corresponding Mineral Rights (as defined below) (the “Base Option”); (ii) additional 15% undivided registered and beneficial interest in the Property and the corresponding Mineral Rights (as defined below) (the “Additional 15% Option”); and (iii) an option to acquire for cancellation an undivided fifty percent (50%) interest in the NSR acquired upon exercise of the Second Option ( the NSR Option”, and together with the Base Option and the Additional 15% Option, the “MMPL Option” ), all in accordance with the terms hereof;

E. the Optionee has acquired (or procured the acquisition of) a total of 3,000,000 ABR Shares (as defined below) (the “Strider Shares “) from ABR in order to satisfy, for and on behalf of ABR, the Optionor’s share based payments to Strider as contemplated by the Strider Agreement, 500,000 of such Strider Shares, together with a cash payment of $25,000, have already been delivered by the Optionee to Strider in accordance with the Strider Agreement; and

F. the exercise of the Base Option will be subject to (i) the satisfaction of the Optionee’s Base Option Obligations (as defined below), and (ii) the exercise or the ABR Options.

The parties agree as follows:

1.	Definitions and Interpretation

1.1	For the purposes of this Agreement:

“ABR Options” has the meaning assigned in the recitals;

“ABR Shares” common shares in the capital of the ABR;

“Additional 15% Option” has the meaning assigned in the recitals;

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise, which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

“Agents” shall mean consultants (including financial advisors), servants, employees, agents, affiliates,

workmen, contractors and subcontractors;

“Agreement” means this option financing agreement, as amended from time to time, and all schedules which are incorporated by reference;

“Applicable Laws” shall mean any Canadian or foreign federal, state, provincial or local law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any securities commission or stock exchange, including any judicial or administrative interpretation thereof applicable to any Person or legal entity (including each party) or any of its properties, assets, business, operations, directors, officers, employees or Agents;

“Base Option” has the meaning assigned in the recitals;

“Business Day” means any day, other than a Saturday or Sunday, on Which banks in Vancouver, British Columbia, Canada, and Perth, Australia, are open for commercial banking business during normal banking hours;

“Capital Restructuring Event” means, prior to the delivery of all of the Strider Shares by MMPL to Strider, for and on behalf of ABR, pursuant to the terms hereof and in satisfaction of ABR’s obligations under the Strider Agreement, a reclassification of the ABR Shares or a capital reorganization or a consolidation, amalgamation or merger of ABR with or into any other body corporate, trust, partnership or other entity;

“Commencement of Commercial Production” has the meaning given lo it in the Strider Agreement;

“Confidential Information” means all information and documents (whether in tangible or electronic form) relating to the Property including without limitation, documents recording or evidencing expenditures made on the Property, correspondence with government authorities or third parties relating to the Property, all maps, assays, surveys, mosaics, aerial photographs, electromagnetic tapes, sketches, drawings, memoranda, drill cores, drill logs, drilling and assay reports, production reports, samples, metallurgical, geological, geophysical, geochemical and engineering data in respect of the Property;

“Environmental Claims” means any and all administrative, regulatory, or judicial actions, suits, demands, claims, Liens, notices of non-compliance or violation, investigations, or proceedings relating in any way to any Environmental Law or any permit issued under any Environmental Law, including, without limitation:

(a)	any and all claims by government or regulatory authorities for enforcement, clean-up, removal, response, remedial, or other actions or damages under any applicable Environmental Law; and

(b)	any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive or other relief resulting from hazardous materials, including any release of those claims, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment;

“Environmental Laws” all applicable laws relating to pollution or the protection and preservation of the environment or Hazardous Substances, including applicable laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources;

“Expenditures” means the sum of all monies spent in prospecting, exploring, geological, geophysical and geochemical surveying, sampling, examining, diamond and other types of drilling, developing, dewatering, assaying, testing, constructing, maintaining and operating roads, trails and bridges, upon or across the Property, buildings, equipment, plant and supplies, salaries and wages (including fringe benefits) of employees and contractors directly engaged therein, insurance premiums, and all other expenses ordinarily incurred in prospecting, exploring and developing mining lands, provided such expenses qualify pursuant to the Mines and Mineral Act (Manitoba) for assessment as exploration expenses;

“First Option” has the meaning assigned in the recitals;

“Governmental Authority” means any federal, provincial, local, municipal or other governmental department, commission, board, bureau, agency, Crown corporation or instrumentality, any court, securities commission or stock exchange having jurisdiction;

“Hazardous Substance” means any substance or material that is or becomes prohibited, controlled or regulated by any municipal, local or other level of government and any government agency, body, corporation, organization, department, official or authority responsible for administering or enforcing any law and includes any toxic substance, waste and dangerous goods;

“Indemnified Party” has the meaning assigned in Section 10.1;

“Indemnifying Party” has the meaning assigned in Section 10.1;

“Joint Venture Agreement” has the meaning assigned in Section 2.8;

“Lien” means any mortgage, charge, casement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, financing statement, option, right of pre-emption, right of first refusal or right of first offer, privilege, obligation to assign, license, sublicense, trust, royalty, carried, working, participation or net profits interest or other third party interest or other encumbrance or any agreement, option, right or privilege capable of becoming any of the foregoing

“MMPL Option” has the meaning assigned in the recitals;

“Mineral Rights” means all rights, whether contractual or otherwise, derived from the mining concessions comprising the Property and all other rights related to such concessions including for the exploration for or exploitation or extraction of mineral resources and reserves, together with surface rights, water rights, royalty interests, fee interests, joint venture interests and other leases, rights of way and enurements related to such rights, and includes any other interests into which such mineral claims or other mineral property interests may have been converted;

“Mining Operations” has the means set out in Section 5.1;

“Net Smelter Return Royalty” has the meaning ascribed thereto in the Strider Agreement;

“NSR” means the 2% Net Smelter Return Royalty on the Property payable to Strider, which Net Smelter Return Royalty will be reduced to 1% if the Second Option is exercised:

“NSR Option” has the meaning assigned in the recitals:

“Operator” has the meaning assigned in Section 5;

“Optionee’s Base Option Obligations” has the meaning assigned in Section 2.1 (d);

“Person” shall include any individual, partnership, unincorporated association, organization, syndicate, corporation, joint venture, trust and a trustee, executor, administrator or other legal or personal respective, Governmental Authority or other entity howsoever designated or constituted;

“Products” shall mean all ores, minerals and mineral products located on, in or under or delivered from the Property and all beneficiated and other products produced therefrom under this Agreement;

“Pre-Feasibility Study” means a comprehensive study of the viability of the Property setting out the preferred mining method and determining an effective method of mineral processing, such study to include financial analysis based on reasonable assumptions of technical, engineering, legal, operating, economic, social, and environmental factors and the evaluation of other relevant factors which are sufficient for a qualified person, acting reasonably, to determine if all or part of the, mineral resource may be classified as a mineral reserve;

“Property” means all of Strider’s direct and indirect right, title and interest in and to the properties described in Schedule “B” hereto:

“Release” means any release, spill, emission, discharge, leaking, pumping, dumping, escape, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, ambient air, surface water, ground water, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property;

“Second Option” has the meaning assigned in the recitals;

“Strider” has the meaning assigned in the recitals:

“Strider Agreement “ has the meaning assigned in the recitals; and

“Strider Shares” has the meaning assigned in the recitals.

1.2 For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the words “here in” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement:

(b)	the word “including”, when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set out immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(c)	any reference to a statute includes and, unless otherwise specified in this Agreement, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(d)	any reference to “party” or “parties” means the Optionor and the Optionee, or any one or more of them, as the context requires;

(c)	the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;

(I)	words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural and vice versa; and

(g)	all references to currency refer to Canadian dollars.

1.3 The following are the Schedules to this Agreement and are incorporated into this Agreement by reference:

Schedule A;	Strider Agreement
Schedule B:	Description of the Property
Schedule C:	Property Liens
Schedule D:	Base Option Payments

Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

1.4 The agreements, covenants, obligations, indemnities, representations and warranties of either or both of the Optionor and Optionee shall be joint and several agreements, covenants, obligations, indemnities, representations and warranties of Optionor and Optionee.

2. Acknowledgement, Grant of Options and Commitments Each of ABR and MMPL expressly acknowledge and agree that nothing contained in this Agreement shall constitute a sale, transfer or disposition by ABR of its interest in and to the Property and the Strider Agreement.

2.2 Effective as of the effective date of the Strider Agreement, the Optionor hereby irrevocably grants to the Optionee the Base Option and the Additional 15% Option.

2.3 The Optionee may exercise the Base Option, subject to in all respects and conditional upon the exercise by the Optionor of the First Option, by:

(a)	funding all cash payments due in relation to the First Option up to $475,000 over 60 months, such payments to be paid in accordance with the payment scheme as described in Schedule “D” of this Agreement;

(b)	funding Expenditures and Mining Operations for a minimum of $1,500,000, such funding to be made on or before the 60 month anniversary of the effective date of the Strider Agreement; and

(c)	delivering all Strider Shares due in relation to the fulfilment of the First Option, to Strider, for and on behalf of ABR, as contemplated under Schedule “D” hereto

((a) through (c) are referred to herein as the “Optionee’s Base Option Obligations”).

2.4 Should the Optionee fail to make any of the Optionee’s Base Option Obligations, the Optionor will immediately notify the Optionee or the breach. The Optionee will thereby have 15 days from the date of notification to rectify the breach, failing which the Optionor will have the right, at its discretion, to terminate this Agreement. Upon such termination, the Optionee will have no further rights under this Agreement or in and to the Property or NSR.

2.5 At any time after the Optionee has fulfilled all of Optionee’s Base Option Obligations the Optionee will be entitled to exercise the Base Option by giving written notice to the Optionor specifying that the Optionee wishes to acquire an undivided 80% beneficial interest in the Property. Upon the receipt of such notice, the Optionor shall within three business days exercise the First Option.

2.6 The Optionee may exercise the Additional 15% Option for cash consideration of $1,000,000 at any time following the exercise of the Base Option and up to the entering of the Joint Venture Agreement.

2.7 The Optionee may exercise the NSR Option for cash consideration of $1, 000,000 at any time following the exercise of the Base Option and up to the date of Commencement of Commercial Production by giving written notice of such exercise to the Optionor. Upon the receipt of such notice, the Optionor shall within three business days exercise the Second Option to acquire for cancellation a 50% undivided interest in the NSR.

2.8 Subsequent to the Optionee’s exercise of the Base Option in accordance with the terms hereunder and following the completion of a Pre-Feasibility Study, the parties hereby agree to enter into a joint venture agreement (the “Joint Venture Agreement”) in a form customary for transactions of this nature, with a contribution reflective of each parties’ respective interest in the Property at such time.

Except as specifically provided elsewhere in this Agreement, nothing in this Agreement will obligate the Optionee to do any further act or acts and in no event will this Agreement or any act done be construed as an obligation of the Optionee to do or perform any work on or with respect to the Property.

3. Representations and Warranties of the Optionor and the Optionee

3.1 The Optionor represents, warrants to the Optionee that:

(a)	it is a valid and subsisting corporation duly created and in good standing under the laws of the jurisdiction in which it is created;

(b)	it has been duly authorized to enter into, and to carry out its respective obligations under, this Agreement;

(c)	this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation; enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity;

(d)	neither the execution and delivery of this Agreement nor any of the agreements referred to or contemplated in this Agreement will conflict with or result in any breach of the constating documents of the Optionor nor will it conflict with or result in any breach of any covenants or agreements contained in or constitute a default under or accelerate the performance required under any agreement or other instrument to which it is a party or by which it is bound or to which it may be subject;

(e)	Schedule “B” to this Agreement provides a complete and accurate list and description of all of the Mineral Rights comprising the Property;

(f)	to the best of the knowledge of the Optionor, the mineral concessions comprising the Property arc validly issued, are registered in the name of Strider, are presently in good standing, subject to compliance with applicable laws of Manitoba in connection therewith, and, other than as described in Schedule “C”, upon the exercise of the ABR Options, no person other than the Optionor and Strider (in respect to the remaining NSR at such time) has any interest in the Property or production therefrom;

(g)	to the best of the knowledge of the Optionor, the registerable Mineral Rights comprising the Property have been properly located and recorded in compliance with applicable law, and all Mineral Rights are valid and subsisting;

(h)	attached as Schedule “A” hereto is a true, correct and complete copy of the Strider Agreement and such agreement has not been amended or modified;

(i)	the Strider Agreement is: (i) enforceable by the Optionor, as applicable, in accordance with its terms (subject to any limitation under bankruptcy, insolvency or other laws affecting creditors’ rights gene rally and to general principals of equity): and (ii) in full force and effect, and there exists no breach thereof or default or event of default or event, occurrence, condition or act with respect to the Optionor or, to the Optionor’s knowledge, with respect to Strider or otherwise that, with or without the giving or notice, the lapse of time or the happening of any other event or conditions, would (A) become a default or event of default under the Strider Agreement, or (B) result in the loss or expiration of any right or option by the Optionor (or the gain thereof by any third party) under the Strider Agreement;

(j)	the Optionor is not aware of any defects, failures or impairments in Strider’s title to the Property or whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party;

(k)	the Optionor has duly and timely satisfied all of the obligations required to be satisfied, performed and observed by it under, and there exists no default or event of default or event occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by the Optionor under the Strider Agreement:

(I)	the land comprising the Property is not protected by a federally protected ecological area or by a sacred, indigenous or religious ban or limitation in Canada:

(m)	the Optionor has conducted its work on the Property in accordance with good mining industry practices and in material compliance with all applicable laws, and, in particular, all applicable licensing and Environmental Laws or other lawful requirements of any governmental authority applicable to it:

(n)	the Optionor has not received from any govern mental authority or any other person any notice of or communication relating to any actual or alleged Environmental Claims, and there are no outstanding work orders or actions of which they have been made aware and which are required to be taken relating to environmental matters respecting the Property or any operations carried out on the Property:

(o)	the Optionor is not aware of any actual or pending proceedings for, and it not is aware of any basis for, the institution of any proceedings leading to the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(p)	the Optionor, having made due and proper enquiries, is not aware of any actual or pending proceedings, claims or actions, and it not is aware of any basis for the institution of any proceedings, claim or actions, against the Optionor or Strider which adversely impact upon, or have the potential if successful pursued to adversely impact upon, the Property or the rights granted to the Optionee under this Agreement;

(q)	the execution and delivery or this Agreement and the performance of its the obligations of the Optionor in this Agreement, will not violate or result in the breach of the laws of any jurisdiction applicable to the Optionor;

(r)	to the best of the Optionor’s knowledge, there is currently no adverse claim or challenge against or to the ownership or title lo any part of the Property and there is no basis for such adverse claim or challenge which may affect the Property;

(s)	the Optionor or, to the best of its knowledge, Strider, as applicable, has made all taxes, assessment, rentals, levies, or other payments relating to the Property requires to be made to any applicable government authority:

(t)	no person has any proprietary or possessory interest in the Property other than Strider and the Optionor and, other than the NSR, as described in Schedule “C”, no person is entitled to any royalties or other payment in the nature of rent or royalties on any minerals, ores, metals or concentrates or any other such products removed from the Property;

(u)	other than continuous disclosure obligations under applicable securities laws, no filing with or notice to or authorization of any regulatory agency or governmental authority is required on the part of the Optionor as a condition to the lawful completion of the transactions contemplated under this Agreement; and

(v)	the Optionor is not aware or any material fact or circumstance which has not been disclosed to the Optionee, which should be disclosed in order to prevent the representations and warranties in this Section from being misleading, or which may be material in the Optionee’s decision to enter into this Agreement.

3.2 The representations and warranties contained in Section 3.1 are made as of the date of this Agreement and arc provided for the exclusive benefit of the Optionee and its Affiliates, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part, expressly by written communication, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 3.1 will survive the execution and delivery of this Agreement for a period of five years. If at any time up to, and until, the earlier of the termination of this Agreement or the exercise or expiry of the last of the MMPL Options (the “Term”), the Optionor become aware that any of the representations and warranties contained in Section 3.1 are breached (treating each such warranty as if it had been given throughout the Term) it must immediately notify MMPL of the nature of circumstances giving rise to the breach.

3.3 The Optionee represents and warrants to the Optionor that:

(a)	it is a valid and subsisting corporation duly created and in good standing under the laws of the jurisdiction in which it is created:

(b)	it has been duly authorized to enter into, and to carry out its obligations under, this Agreement;

(c)	this Agreement has been duly executed and delivered by the Optionee and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, and to general principles of equity; and

(d)	the execution and delivery of this Agreement and any or the agreements referred to or contemplated in this Agreement will not conflict with nor result in any breach of its constating documents, or any agreement to which the Optionee is a party.

3.4 The representations and warranties contained in Section 3.3 are provided for the exclusive benefit of the Optionor, and a breach of any one or more representations or warranties may be waived by the Optionor in whole or in part, expressly by written communication, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 3.3 will survive the execution and delivery of this Agreement for a period of five years.

4. Covenants of Optionor and Optionee

4.1 The Optionor covenants and agrees with the Optionee that it will throughout the term of this Agreement:

(i)	not do any act or thing which would or might in any way adversely affect the rights of the Optionee hereunder;

(ii)	not terminate the Strider Agreement or assign or otherwise transfer any benefit of the Optionor under the Strider Agreement to any other party prior to the exercise of the ABR Options without the express written consent of the Optionee, which consent may be withheld in its sole discretion;

(iii)	not consent to the sale, transfer, assignment or encumbrance or otherwise agree to the disposition of any of Strider’s right, title or interest in and to the Property or any portion thereof without prior written consent of the Optionee, which consent may be withheld in its sole discretion;

(iv)	not amend, vary, modify, waive any rights under or otherwise alter in any way the terms of the Strider Agreement or any related agreements or instrument, without prior written consent of the Optionee, which consent may be withheld in its sole discretion;

(v)	upon the exercise of the First Option, the satisfaction of the Optionee’s Base Option Obligations, the exercise of the Base Option and receipt of a notice, the Optionor shall transfer to the Optionee an undivided 80% registered and beneficial title to the Property and the corresponding Mineral Rights;

(vi)	upon the exercise of the Additional 15% Option and receipt of a notice expressing the exercise of same, the Optionor shall transfer to the Optionee an undivided 15% registered and beneficial title to the Property and the corresponding Mineral Rights;

(vii)	upon exercise of the Second Option and the NSR Option, the NSR will be reduced by fifty percent (50%) (i.e. to 1% );

(viii)	not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution;

(ix)	except as contemplated hereunder, duly observe and perform each and every of the covenants and agreements set forth in the Strider Agreement, and any related agreements or instruments, and not do or cause to be done or omit to do or cause to be done, any act or thing that would constitute a breach thereof or default or event of default or event, occurrence, condition or act with respect to the other contracting party or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would (A) become a default or event of default under any such agreement or instrument, as applicable, or (B) result in the loss or expiration of any right or option (or the gain thereof by any third party) under any such agreement or instrument, as applicable;

(x)	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement, the Strider Agreement or the Optionor’s right, title or interest in and to the Property or any portion thereof, or the consummation of the transactions contemplated hereby;

(xi)	use all reasonable efforts to have filled or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated under this Agreement;

(xii)	promptly provide the Optionee with any and all notices and correspondence received from third-parties (including but not limited to government agencies and Strider) in respect of the Property;

(xiii)	make available to the Optionee and its representatives all available relevant technical data, geotechnical reports, maps, digital files, historical information with respect to previous exploration work conducted on the Property requested by the Optionee and other data with respect to the Property in the Optionor’s possession or control;

(xiv)	at the request and sole cost of the Optionee, shall prepare or have prepared and submit to the Optionee a Pre-Feasibility Study, the purpose of which shall be to establish whether a mineralized deposit on the Property is of sufficient size and grade to justify development of a mine and such other related facilities as may be desirable, including, a beneficiation plant for processing Products; and

(xv)	the Optionee shall have 90 days after receipt of any Pre-Feasibility Study to meet and consider, and to approve or reject, the Pre-Feasibility Study and its recommendations. If the Optionee rejects a Pre-Feasibility Study, it may in its discretion direct the Optionor to perform or have performed such additional work as the Optionee deems necessary to revise the Pre-Feasibility Study. In such event, the Optionor shall promptly perform such additional work at the Optionee’s sole expense, revise the Pre-Feasibility Study accordingly and submit it to the Optionee for approval or rejection.

4.2 The Optionee covenants and agrees with the Optionor that it will throughout the term of this Agreement, not do any act or thing which would or might in any way adversely affect the rights of the Optionor hereunder or pursuant to the Strider Agreement.

4.3 The Optionee covenants and agrees with the Optionor that, in the event there is a Capital Restructuring Event, the Optionor shall be entitled to demand in writing the transfer by the Optionee of all of the Strider Shares held by the Optionee to Strider in full satisfaction of the remaining payments due under the share based payments scheme as contemplated by the Strider Agreement and in Schedule “D” hereto (provided that the Optionee shall first have a period of not less than 10 Business Days in which to elect to terminate the Agreement under Section 8.1). The Optionee shall immediately transfer the Strider Shares to the Optionor upon receiving notice from the Optionor of a Capital Restructuring Event.

5. Appointment as Operator’s Agent

5.1 The Optionor hereby appoints the Optionee as its agent throughout the term of this Agreement to act as operator, for and on behalf of the Optionor, for all Expenditures on the Property to be incurred by the Optionor pursuant to the exercise of the First Option. The Optionee hereby accepts such appointment and agrees, at its own risk and at its sole cost, to act as agent for the Optionor as operator on the Property during the period of this Agreement and in such capacity, the Optionee shall be responsible in its sole discretion for carrying out and administering exploration, development and mining work on the Property (collectively, the “Mining Operations”). As agent of the Optionor as operator, the Optionee shall have the sole, exclusive and immediate right to enter upon, explore, develop and mine the Property and to have quiet and exclusive possession of the Property with sole power and authority to the Optionee and its agents to sample, extract, diamond drill, prospect, explore, develop and mine the Property in such manner as the Optionee in its sole discretion may determine, including without limitation, the right to erect, bring and install thereon all buildings, machinery, equipment and supplies as the Optionee shall deem necessary and proper and, subject to the NSR, to remove therefrom reasonable quantities of ores, minerals or metals for assay and testing purposes. The Optionee shall conduct all operations in a proper and workmanlike manner. The Optionor agrees to indemnify and save harmless the Optionee from any liability to which it may be subject arising from any Mining Operations carried out by the Optionor or at is direction on the Property.

5.2 Subject to the Optionee’s exclusive rights set forth in Section 5.1 herein, the Optionor will continue to have a right of access to the Property.

6. Transfer of Title

6.1 As soon as practicable following the exercise by the Optionee of the Base Option and if applicable the Additional 15% Option, and in any event within IS Business Days following such exercise, each of the Optionee and the Optionor will do all such further acts and execute and deliver to the Optionee or file with the applicable governmental authority, as applicable, such further documents as the same may be necessary to, as applicable, assign to the Optionee all of the Optionor’s right, title and interest in and the Property, or to transfer and to effect registration of the Optionor’s 80% or 95%, as the case may be, interest in the Property and the corresponding Mineral Rights with the appropriate registries provided that the Optionor has exercised the First Option under the Strider Agreement on or before the Optionee’s exercise of the applicable MMPL Option.

6.2 For greater certainty: (i) the time periods set forth in Section 6.1 pertain to the acts and execution and delivery of documents required to effect registration, and not to the time by which the registrations and assignments must be made effective; (ii) the exercise of the applicable MMPL Option by the Optionee, as contemplated by this Agreement is subject to, and cannot occur prior to the exercise of the exercise of the First Option; and (iii) following the exercise of the First Option by the Optionor and prior to the effect of the assignments and registrations in favour of the Optionee set out in Section 6.1, the Optionor will be deemed to hold all of its right, title and interest in and to the Property in trust for the Optionee.

7. Confidential Information

7.1 Except as provided in Section 7.2 or with the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, each of the Optionor and the Optionee will keep confidential and not disclose to any third party or the public any Confidential Information.

7. 2 The consent required by Section 7.1 will not apply to a disclosure:

(a)	in confidence to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)	in confidence lo any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c)	to a governmental agency or to the public where such disclosure is required by pertinent laws or regulation or the rules of any applicable stock exchange;

(d)	to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or Affiliates to meet, in part, its obligations under this Agreement; or

(e)	made by the Optionor or by an Affiliate thereof in a press release or such other public disclosure document required in order for the Optionor to comply with applicable securities laws or stock exchange rules, regulations or policies; and

(f)	made by the Optionee or by its Affiliate thereof in a press release or such other public disclosure document required in order for the Optionee or its Affiliates to comply with applicable securities laws or stock exchange rules, regulations or policies; and

(g)	to the public if such disclosure is a technical content press release provided that the Optionee will provide a copy of any such proposed press release in advance of disclosure and allow the Optionor reasonable time to comment upon such release, unless such disclosure is captured by Section 7.2 (e) or Section 7.2(f).

8. Default and Termination

8.1 The Optionee will have the right to terminate this Agreement at any time up to the date of exercise of the First Option by giving notice in writing of such termination to the Optionor, and upon delivery of such notice, this Agreement will terminate and be of no further force or effect, subject to Section 19.

8.2 The Optionor may terminate this Agreement if: (a) the Optionee is in default of its obligations hereunder, or causes the Optionor to be in default of its obligations under the Strider Agreement, and the Optionor has provided written notice (a “Default Notice”) to the Optionee of such default, and (b) the Optionee remains in default of such obligations after 15 days from its receipt of the Default Notice.

8.3 In the event that this Agreement is terminated prior to the exercise of the First Option, the Optionee shall: (a) ensure that all filings for assessment credit have been made in respect of all Expenditures to the maximum extent permitted; and (b) ensure that the Optionor is provided with copies of all plans, assay maps, diamond drill records and all other data and information in all formats including, without limitation, electronic records, pertaining to the Property and relating to the Expenditures.

9. Indemnity

9.1 Each Party (the “Indemnifying Party) covenants and agrees with the other party (the “Indemnified Party”) (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Indemnified Party against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or reasonable legal fees suffered or incurred by reason of or arising out of any warranties or representations on the part of the Indemnifying Party in this Agreement being untrue or arising out of a breach of this Agreement by an Indemnifying Party or the Indemnifying Party and its duly authorized representatives accessing the Property or any work done by them or with respect to the Property.

10. Governing Law and Jurisdiction

10.1 This Agreement is construed and in all respects governed by the laws of the Province of British Columbia, and the parties submit to the non-exclusive jurisdiction of the courts of British Columbia.

11. Notices

11.1 All notices and other required communications and deliveries to the parties will be in writing given by personal delivery or by electronic means addressed as follows (or to such other address as the parties may specify in writing from time to time):

(a)	to the Optionor: Ashburton Venture Inc. 1240-789 West Pender St. Vancouver, BC, V6C IH2

Fax: (604) 683-3988
Email: mike@engcom.ca Attention: Mike England

(b)	to the Optionee:

Manitoba Minerals Pty Ltd 7 Athlone Road, Floreat, Western Australia, 6014

Fax: 618-638 0-9299 Email: dinalepage 100@gmail.com Attention: Dina Le Page with a copy to the Optionee’s solicitors:

Wildeboer Dellelce LLP Suite 800, 365 Bay Street Toronto, Ontario M5H 2V1

Fax:	416-361-1790
Email:	jhergott@wildlaw.ca
Attention:	Jeff Hergott

Any notices and other required communications and deliveries given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic means, on the day of transmittal thereof if given during the normal business hours of the recipient and on the next day if not given during such normal business hours on any day.

12. Force Majeure

Time shall be of the essence of this Agreement, provided however that notwithstanding anything to the contrary contained herein, if either party should at any time or times during the currency of this Agreement be delayed in or prevented from complying with this Agreement by reason of wars, acts of God, strike, lockouts or other labour disputes, inability to access its place of business or the Property (other than inability to access the Property because of the seasonality of weather conditions for which a party has not properly and adequately planned), acts or public insurrection, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from any Governmental Authority having jurisdiction (but only in the circumstances that the Operator has filed timely and complete applications for such approvals from such Governmental Authorities having jurisdiction), including environmental protection agencies, interference of persons primarily concerned about environmental issues or native rights groups or other causes whether of the kind enumerated above or otherwise which are not reasonably within the control of the applicable party, but excluding for greater certainty, unavailability of funds, the period of all such delays resulting from such causes or any of them, shall be excluded in computing the time within which anything required or permitted by the applicable party to be done, is to be done here under, and the time within which anything is to be done hereunder shall be extended by the total period of all such delays. Nothing contained in this Article shall require the applicable party to settle any labour dispute or to test the constitutionality of any enacted law. In the event that any party asserts that an event of force majeure has occurred, it shall complete such reasonable actions or cause such reasonable actions to be completed as may be necessary to correct or terminate the alleged event of force majeure and give notice in writing to the other party specifying the following:

(a)	the cause and nature of the alleged event of force majeure:

(b)	a summary of the action it or its agents have taken to the date of such notice to correct the alleged event of force majeure:

(c)	confirmation as to all acts, actions and things done by it or its Agents to terminate the event of force majeure: and

(d)	the reasonably expected duration of the period of force majeure.

Any party asserting an event of force majeure shall provide ongoing periodic notice in writing to the other party with respect to such events of force majeure, including the matters set out above, within 15 days of the end of each calendar month during the period of force majeure and shall provide prompt notice in writing to the other party upon the termination of the event of force majeure.

13. Assignment and Encumbrances

13.1 During the term of this Agreement, the Optionor will not be entitled to grant any Lien upon the Property or any portion thereof without the prior written consent of the Optionee.

13.2 The ABR Options and the Optionor’s rights hereunder may not be assigned either in whole or in part, directly or indirectly, by the Optionor without the prior written consent of the Optionee.

13.3 Neither of the Parties shall be entitled to assign any rights or benefits under this Agreement without the prior written consent of the other Party.

13.4 If during the Term there is an event of insolvency in relation to the Optionor (including any liquidation, official management, receivership, appointment of an administrator, order or application for deregistration, winding up, dissolution, assignment for the benefit of or compromise, arrangement, composition or moratorium with creditors generally or any class of creditors, deed of company arrangement, scheme of arrangement, insolvency, or a similar procedure or any attempt to undertake any of the aforementioned) the Optionor will be deemed immediately prior to that event to have made an assignment of its rights under the Strider Agreement to the Optionee, subject to the parties subsequently complying with any obligations applicable to same under the Option Agreement.

14. Entire Agreement

This Agreement constitutes the entire agreement between the Optionor and the Optionee and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement, including for greater certainty the Heads of Agreement.

15. Consent or Waiver

No consent or waiver, express or implied, by either party in respect of any breach or default by the other party in the performance by such other party of its obligations under this Agreement will be deemed or construed to be consent to or a waiver of any other breach or default.

16. Further Assurances

The parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

17. Severability

If any provision of this Agreement is or becomes illegal, unenforceable or invalid for any reason whatsoever, then such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

18. Enurement

This Agreement enures to the benefit of and is binding on the parties and their respective successors and permitted assigns.

19. Survival

Sections 5, 6, 8.3, 9, I 0, 11, 14, 15, 16, 17, 18, 19 and 22 will survive execution, delivery and termination of this Agreement.

20. Amendments

This Agreement may only be amended in writing with the mutual consent of all parties.

21. Time

Time is of the essence in this Agreement.

22. Expense and Commissions

Each party will pay its own legal and other costs and expenses incurred in connection with this Agreement and agrees to save harmless each other party from and against any and all claims whatsoever for any commissions or other remuneration payable or alleged to be payable to anyone acting on its behalf.

23. Counterparts

This Agreement may be executed in any number of counterparts and by electronic means with the same effect as if the parties had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

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The parties have executed this Agreement the day and year first written above.

ASHBURTON VENTURES INC.

By:	/s/ John Masters
Authorized Signatory
	Name:	John Masters
	Title	CFO

MANITOBA MINERALS PTY LTD

By:
Authorized Signatory
Name:
Title

SCHEDULE “A”

STRIDER AGREEMENT

SCHEDULE “B”

DESCRIPTION OF THE PROPERTY

The following is a description of the properties in respect of which the Optionee has been granted Options to acquire an undivided one-hundred per cent (100%) interest, all of which properties are located in the Wekusko Lake area, province of Manitoba:

THOMPSON BROS. LITHIUM PROPERTY

NTS: SE 13-63J

Claim Name	Claim #	Area (Ha)	Expiry Date

ADD-1052	(MB1052)	235 ha	September 18, 2030
ADD-1053	(MB1053)	83 ha	September 18, 2030
ADD-3203	(P3203F)	82 ha	November 10, 2030
ADD-3033	(P3033F)	32 ha	June 20, 2030
ADD-6301	(MB6301)	110 ha	May 23, 2030
ADD-6303	(MB6303)	180 ha	May 16, 2030
ADD-3035	(P3035F)	53 ha	June 20, 2030
ADD-49853	(W49853)	32 ha	June 21, 2030
ADD-13	(P2818F)	16 ha	November 29, 2030
Thompson-2	(P7463B)	21 ha	January 4, 2030
Thompson-3	(P7464B)	21 ha	January 4, 2030
Thompson-6	(W47380)	16 ha	September 6, 2030
Thompson-7	(W47378)	16 ha	September 6, 2030
ADD-6305	(MB6305)	224 ha	April 11, 2030
CRO-5737	(MB5737)	250 ha	April 11, 2030
CRO-5736	(MB5736)	202 ha	April 11, 2030
CRO-5735	(MB5735)	216 ha	April 11, 2030
ADD-754	(MB11754)	40 ha	March 3, 2017

TOTAL AREA:	1829 ha in 18 claims blocks

SCHEDULE “C”

 LIENS ON THE PROPERTY

NSR, subject to a reduction to 1% net smelter return if the Second Option is exercised.

SCHEDULE “D”

BASE OPTION PAYMENTS

a.  Cash payment of $50,000 and share based payment to Strider of 500,000 Strider Shares on or before April 21, 2017;

a.  Cash payment of $100,000 and share based payment to Strider of 500,000 Strider Shares on or before April 21, 2018;

c.  Cash payment of $100,000 and share based payment to Strider of 500,000 Strider Shares on or before April 21, 2019;

d.  Cash payment of $100,000 and share based payment to Strider of 500,000 Strider Shares on or before April 21, 2020; and

e.  Cash payment of $125,000 and share based payment to Strider of 500,000 Strider Shares on or before April 21, 2021.